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Exhibit 10.2

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.

License and Development Agreement

By and between

Arrow International Limited
57 St. Christopher Street
Valletta, VLT 08, Malta

and

Sepracor Inc.
84 Waterford Drive
Marlborough, MA 01752
USA

        This License and Development Agreement (this "Agreement"), dated as of April 30, 2008 is being entered into by and between Arrow International Limited, a Malta corporation having its principal office at 57 St. Christopher Street, Valletta, VLT 08, Malta, and its Affiliates (collectively referred to as "Arrow"), and Sepracor Inc., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 84 Waterford Drive, Marlborough, MA 01752, USA ("Sepracor"). Each or both of Arrow and Sepracor are hereinafter referred to as "Party" or "Parties", as intended in the given context.

RECITALS

  A.
  Sepracor wishes to commercialize an inhalation pharmaceutical product containing a combination of both levalbuterol and ipratropium as the sole active ingredients.

  B.
  Arrow controls certain Arrow Know-How and Arrow Patents relating to the Product.

  C.
  Arrow has material capabilities, resources and experience in the development and analytical testing of inhalation pharmaceutical products, and has made substantial progress in development of the Product.

  D.
  Sepracor has material capabilities, resources and experience in the development, clinical testing, regulatory approvals, commercialization, marketing and distribution of branded inhalation pharmaceutical products, including with respect to inhalation products containing levalbuterol.

  E.
  Arrow wishes to grant Sepracor an exclusive right and license under the Arrow Technology to Develop, distribute and Commercialize the Product.

  F.
  Sepracor wishes to work collaboratively with Arrow to continue to Develop the Product and subsequently to Commercialize the Product.

        NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties to this Agreement mutually agree as follows:

Article 1    Definitions

        For the purposes of this Agreement, the following terms, whether used in the singular or plural, shall be ascribed the following meaning:

        1.1   "Additional Product" means any product or proposed product, other than the Product, which contains, [**].

        1.2   "Affiliate" of either Party means any corporation, firm, partnership, organization or entity, whether de jure or de facto, which such Party directly or indirectly controls, is controlled by or is under common control with. For the purpose of this definition, the term "control" means (i) direct or indirect ownership of fifty percent (50%) or more of the outstanding equity voting stock (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of a Party or other entity or (ii) the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Party or other entity, whether through the ownership of voting securities, by contract, or otherwise.

        1.3   "Arrow Know-How" means the Know-How Controlled by Arrow (for purposes of clarity, including Affiliates of Arrow) at any time during the Term in the Territory that may be useful to Sepracor in Sepracor's Development and Commercialization of the Product in the Territory.

        1.4   "Arrow Patent(s)" shall mean any and all Patents or Patent Applications Controlled by Arrow (for purposes of clarity, including Affiliates of Arrow) at any time during the Term in the Territory with a claim relating to a Product or a component of a Product, or a method of manufacture or Formulation of any of the foregoing, or a method of treatment using any of the foregoing. The Arrow Patents in the Territory existing on the Effective Date are identified on Schedule 1.4, as it may be amended from time to time. For the avoidance of doubt, an inclusion with respect to any Arrow Patent coming into existence after the Effective Date shall occur automatically upon the first filing of a provisional or non-provisional application in respect of such Arrow Patent in the Territory, and the subsequent amendment of Schedule 1.4 shall only serve declaratory purposes.

        1.5   "Arrow Technology" means the Arrow Know-How and the Arrow Patents, collectively.

        1.6   "Business Day" means any day on which banking institutions in the Commonwealth of Massachusetts, United States are open for business.

        1.7   "Change of Control" with respect to a Party means (i) the acquisition (directly or indirectly, whether by merger, consolidation, purchase and sale, share exchange or otherwise) by any Third Party (other than an Affiliate or any trust or fund created under a profit-sharing or other benefit plan for employees of such Party) of a beneficial interest in the securities of such Party representing more than fifty percent (50%) of the combined voting power of such Party's then outstanding securities; or (ii) the transfer, sale or assignment of more than fifty percent (50%) of the assets of such Party to a Third Party other than an Affiliate of such Party; or (iii) any other transfer to a Third Party of the power to control such Party.

        1.8   "Commercialization" means any and all activities directed to importing, marketing, promoting, advertising, distributing, storing, offering for sale, using and selling a Product, including, without limitation, the distribution of promotional samples to targeted prescribers (to the extent applicable), in the Territory, and conducting Phase IV Studies of Product. When used as a verb, "Commercialize" means to engage in Commercialization.

        1.9   "Contract Year" means (a) with respect to the first Contract Year, the period beginning on the Effective Date and ending on December 31, 2008 (the "First Contract Year"), (b) with respect to each subsequent Contract Year other than the last Contract Year, the one (1) year period beginning on the day following the end of the First Contract Year and each succeeding one (1) year period thereafter, and (c) with respect to the last Contract Year, the period beginning on January 1 of such last Contract Year and ending on the date as of which this Agreement expires or is terminated (the "Last Contract Year"). Each Contract Year (other than the First Contract Year or the Last Contract Year) shall be divided into four (4) "Contract Quarters" comprised of successive three (3) month periods. In the First Contract Year, the first Contract Quarter shall end on the first day following the Effective Date that is the last day of a Contract Quarter, and in the Last Contract Year, the last Contract Quarter shall end upon expiration or termination of the Agreement.

        1.10 "Control" or "Controlled" means that a right is owned, licensed, or otherwise possessed by a Party with the right to license or sublicense.

        1.11 "Development" means the scientific, medical, technical, and clinical, regulatory and other activities necessary to obtain Regulatory Approval to Commercialize the Product in the Territory, including, without limitation, technical development, clinical development and the preparation, filing, prosecution and administration of INDs, and/or NDAs, in accordance with a Development Plan that has been agreed pursuant to the terms and conditions of this Agreement. When used as a verb, "Develop" means to engage in Development.

        1.12 "Development Costs" means for all studies or activities performed in accordance with Sepracor's Development Plan for any Product in the Territory, including the following: (a) all out-of-pocket costs and expenses incurred (i.e., paid to Third Parties or accrued therefor) by Sepracor or any of its permitted designees, (b) the costs of internal personnel engaged in the performance of such studies or activities, and (c) the costs of clinical supplies for such studies or activities, which costs shall include (i) the clinical supply price, (ii) out-of-pocket costs and expenses incurred in purchasing comparator drug and in packaging comparator drug and/or such Product, as applicable, shipping clinical supplies to centers, or disposal of clinical supplies, and (iii) actual costs of packaging clinical samples and comparator drug, as applicable, if done by a Party.

        1.13 "Development Plan" means a plan designed by Sepracor to achieve the clinical Development of a specific Product or of a specific Improvement, as may be applicable, including, without limitation, (i) the budget and nature, number and schedule of Development activities, (ii) a time schedule for the implementation of the Development activities concerned, (iii) all such other issues as may reasonably have to be addressed under such Development Plan, as it may be amended by Sepracor from time to time in accordance with this Agreement.

        1.14 "Effective Date" means the date of the execution of this Agreement by both Parties.

        1.15 "FDA" means the U.S. Food and Drug Administration and any successor agency thereto.

        1.16 "First Commercial Sale" shall mean the first sale or other disposition for value of a Product, in a final dosage form packaged for the ultimate consumer, to an independent Third Party following applicable Regulatory Approval, by Sepracor, its Affiliates or permitted sublicensees.

        1.17 "Formulation" or "Formulations" mean the Development of stable and acceptable preparations, suspensions, or other chemical mixtures of ingredient, as well as associated studies and analysis of properties, [**], required to develop INDs for a product, including the Product, all prepared according to Good Laboratory Practice Standards ("GLP") and other relevant laboratory practice standards.

        1.18 "GAAP" means the "United States Generally Accepted Accounting Principles" as determined by the US Financial Accounting Standards Board (FASB).

        1.19 "Gross Sales" means, with respect to any applicable period and any Product, the gross amounts invoiced by Sepracor or an Affiliate to unrelated Third Parties for sales of such Product.

        1.20 "Improvement" means any Know-How, including, without limitation, findings, discoveries, inventions, additions, modifications, formulations or changes, whether patentable or not, made and Controlled by either Party during the Term insofar as such Improvement relates to a Product.

        1.21 "IND" means an investigational new drug application submitted to the FDA in respect of a new drug.

        1.22 "Know-How" means all scientific, medical, technical, clinical, regulatory, marketing and other information relating to a Product that is Controlled by a Party hereto, and that is in existence as of the Effective Date or comes into existence during the Term.

        1.23 "NDA" means (a) a new drug application submitted to the FDA pursuant to 21 U.S.C. Section 355(b)(1), or any successor application or procedure and (b) all supplements and amendments, including supplemental new drug applications that may be filed with respect to the foregoing (each, a "SNDA").

        1.24 "Net Sales" means, with respect to any period, the Gross Sales of the Product, less items recognized under GAAP, including, but not limited to, the following deductions to the extent included in the gross invoiced sales price for the Product or otherwise directly paid or incurred by Sepracor, its permitted Affiliates and its permitted sublicensees with respect to the sale of the Product and not otherwise recoverable by the paying party: (a) trade, quantity, or cash discounts, chargebacks, returns, allowances or rebates and actually allowed, given or accrued in the ordinary course of trading (including, but not limited to, cash, governmental and managed care rebates, hospital or other buying group chargebacks); (b) adjustments, rejections, recalls and returns to the extent made in the ordinary course of trading, to the extent the customer has been credited the original sales price or a portion thereof; (c) sales, excise, turnover, inventory, value-added, customs duties and similar taxes and governmental charges assessed on the sale of the Product; and (d) the portion of any management fees paid during the relevant time period to group purchasing organizations that relate specifically to the sale of such Product to such organizations, (e) any royalties payable by Sepracor to Third Parties in order to enable Sepracor to commercialize the Product in the Territory, (f) service fees paid or allowances conceded to wholesalers pursuant to distribution services agreements or similar contracts by and between Sepracor and wholesalers for logistic and other services such as, without limitation, stock-keeping.

        Sales, transfers or dispositions of the Product for charitable, promotional (including samples), pre-clinical, clinical, or regulatory purposes with respect to which no consideration is received by Sepracor or its Affiliates, shall be excluded from Net Sales, as shall sales or transfers of the Product among a Party and its Affiliates.

        Upon any sale or other disposal of any Product for any consideration other than an exclusively monetary consideration on bona fide arm's length terms then, for the purposes of calculating the Net Sales under this Agreement, such Product shall be deemed to be sold exclusively for money at the fair market price generally achieved for such Product in the Territory.

        Any discounts or allowances made by Sepracor outside the ordinary course of trading shall not be accounted for in determining Sepracor's Net Sales. For clarity and without limitation, this shall apply to direct and indirect discounts and allowances to customers regarding the Product associated with product bundling and selling the Product in combination with other Sepracor products (so called "package deals"). Upon any sale or other disposal of any Product for any consideration outside the ordinary course of trading, for the purposes of calculating the Net Sales under this Agreement, the Product shall be deemed to be sold exclusively for money at the fair market price generally achieved in bona fide arm's length trading for such Product in the Territory when such Product is sold alone, and not with or in combination with products other than the Product.

        1.25 "Patents" shall mean all existing patents and patent applications and all patent applications hereafter filed, including, without limitation, any continuations, continuations-in-part, divisions, reissues, reexaminations, utility models, provisionals or substitute applications, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal, amendment or extension (including any supplementary protection certificate and any patent term extension) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

        1.26 "Person" means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

        1.27 "Product" means Arrow's levalbuterol/ipratropium combination inhalation solution product in current and all future formulations and delivery modes, any Additional Product and any Improvement to the foregoing.

        1.28 "Regulatory Approval" shall mean that all approvals, price approvals or approvals for reimbursements, product and/or establishment licenses, registrations, permits, or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity or Regulatory Authority, necessary for the manufacture, packaging, distribution, use, storage, importation, export, transport, marketing and sale of the Product for therapeutic use in humans in a country of the Territory have been obtained.

        1.29 "Regulatory Authority" shall mean any national, supra-national, regional, state or local regulatory agency, department, bureau or other governmental entity in the Territory responsible for issuing any technical, medical and scientific licenses, registrations, authorizations and/or approvals of the Product including any marketing authorizations based upon such approvals and pricing, third party reimbursement or labeling approvals that are necessary for the manufacture, distribution, use, storage, importation, export, transport and sale of a Product in a country of the Territory.

        1.30 "Territory" shall mean the world.

        1.31 "Third Party" shall mean any Person other than the Parties and their Affiliates.

        1.32 "Trademark" shall mean any trademark used in connection with the Commercialization of a Product.

Article 2    Grant of Rights

        2.1    Exclusive License Grant.    During the Term, Arrow grants to Sepracor the exclusive right and license under the Arrow Patents and Arrow Know-How to Develop, have Developed, market, have marketed, use, have used, Commercialize, have Commercialized, distribute, have distributed, offer for sale, sell and have sold the Product in the Territory and to package, distribute, sell, market and promote the Product in and throughout the Territory, including the right to grant sub-licenses, subject to all of the terms and conditions of this Agreement. Such right and license in the Territory shall be exclusive even as to Arrow, except to the extent necessary to enable Arrow to perform any obligations or activities that Arrow is required or permitted to perform under this Agreement. The license is subject to Arrow's right of manufacture in Section 10.1.

        2.2    Further Assurances.    Arrow hereby agrees that it will do all such acts and execute all such further documents, conveyances, deeds, assignments, transfers, licenses and the like, and will cause the doing of all such acts on its own behalf and by each of its Affiliates and will cause the execution of all such further documents on its own behalf and by each of its Affiliates as are within its power as Sepracor may from time to time reasonably request be done and/or executed in order to consummate the transactions contemplated under this Agreement, as may be necessary or desirable to effect the purposes of this Agreement, or as may be appropriate to more effectively carry out and vest in Sepracor the grant of rights and licenses intended to be made under this Agreement, all at the sole cost and expense of Arrow.

Article 3    Development

        3.1    Development of the Product.    Sepracor shall be responsible for all aspects of the Development of the Product. Arrow's obligation with respect to Development of the Product shall be limited to making reasonable efforts upon Sepracor's request to provide and facilitate the transfer of Arrow Technology, including data, and enabling technology with respect to the Product.

        3.2    Access to Data and Information.    Sepracor shall own and have the right to access free of charge all information and data generated in all Development activities and all pre-clinical, clinical and marketing studies with respect to the Product.

        3.3    Cooperation regarding Regulatory Approvals.    The Parties shall consult and cooperate in the preparation of each submission for Regulatory Approvals for the Product in the Territory and in obtaining and maintaining Regulatory Approvals within the Territory, provided however, that, Sepracor shall be solely responsible for interactions with Regulatory Authorities throughout the Territory.

        3.4    Clinical Trial Data.    All data (including all pre-clinical, clinical and/or marketing data) developed by either or both of the Parties during the Term and relating to a Product shall be and remain the property of Sepracor.

        3.5    Clinical Studies.    Sepracor shall have the exclusive right to conduct any clinical trials or studies, prior to or after relevant Regulatory Approval, relating to the Product in the Territory.

        3.6    Funding of Product Development.    Sepracor shall be responsible for all Development Costs. Further Sepracor shall [**] Arrow in connection with [**] specified in Section [**]. Such [**] shall be [**], which shall be delivered by Arrow within [**], in which case such [**].

Article 4    Commercialization

        4.1    Commercialization in General.    Sepracor shall have the exclusive right, even as to Arrow, to Commercialize the Product in the Territory. Sepracor shall use its commercially reasonable efforts to Commercialize the Product as soon as commercially reasonable following receipt of Regulatory Approval.

        4.2    Compliance and Assistance.    Arrow shall provide Sepracor with reasonable assistance, in a timely manner, to support Sepracor's requirements in complying with Regulatory Authorities' requests or orders, including voluntary or involuntary recalls of a Product, in the Territory insofar as the Regulatory Authority request or order reasonably relates to work performed by Arrow. The foregoing shall occur [**].

        4.3    Promotional Materials.    Arrow shall provide Sepracor with reasonable assistance, in a timely manner, to support Sepracor's activities in Commercializing the Product in the Territory. The foregoing shall occur [**].

Article 5    Governance and Oversight

        5.1    Steering Committee.    The Parties shall establish a joint steering committee (the "SC") consisting of representatives of senior management from each Party, each such representative having the authority to act on behalf of the Party such individual represents, the exact number of which shall be as the Parties may agree, from time to time. Initially, the SC shall consist of five (5) individuals, three (3) of whom shall be nominated by Sepracor, and two (2) of whom shall be nominated by Arrow. Any member of the SC may designate a substitute to attend and perform the functions of that member at any meeting of the SC. Each Party may, with the consent of the other Party, such consent not to be unreasonably withheld or delayed, invite non-member, non-voting representatives of such Party to attend meetings of the SC. Sepracor shall designate the chairperson and the secretary of the SC. The SC shall perform the following responsibilities:

          (a)   Oversee the overall strategy for the Development of the Product in the Territory.

          (b)   Facilitate communication between the two Parties and provide a forum to review any Development, regulatory, manufacturing and Commercialization matters pertaining to the Product.

          (c)   Provide a forum for communication of Sepracor and Arrow's activities in the Territory with respect to the Product.

          (d)   Undertake a regular and frequent review and comparison of the status of the Development Plan, including, without limitation the applicable timelines, and provide direction to the conduct of the Development Plan, as necessary.

          (e)   Review and approve the proposed Development Plan and any fundamental amendments or modifications thereto.

          (f)    Perform such other responsibilities as may be assigned to the SC pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.

        5.2    Meetings.    All SC meetings shall be as often as the members may determine, but in any event SC meetings shall occur not less than four times per calendar year. Such meetings may be held in person, or any means of telecommunications or video conference, as the members deem necessary or appropriate; provided, however, that at least one SC meeting per year shall be held in person and the location of such in person meeting shall alternate between Sepracor's and Arrow's offices.

        5.3    Decision-making of Steering Committee.

          (a)   The SC may make decisions with respect to any subject matter that is subject to the SC's decision-making authority or within the purview of any other subcommittee organized as part of this Agreement. Except as expressly provided in this Agreement, all decisions of the SC shall be made by majority vote of the members with at least 4 members casting a vote. The SC shall use reasonable efforts to resolve any disputes concerning the matters within its roles and functions or otherwise referred to it.

          (b)   If, with respect to a matter that is subject to the SC's decision-making or oversight authority, the SC cannot reach consensus within fifteen (15) Business Days after it has met and attempted to reach such consensus or the Parties cannot reach consensus on whether the SC has decision-making authority regarding a matter within fifteen (15) Business Days after such matter was first raised by either Party, the dispute in question shall be resolved by the chairperson of the SC.

          (c)   Notwithstanding the foregoing, Sepracor shall not exercise its right to finally resolve a dispute in accordance with this Section 5.3 in a manner that excuses Sepracor from any of its obligations specifically enumerated under this Agreement.

          (d)   Notwithstanding this Section 5.3, any dispute regarding the interpretation of this Agreement or any alleged breach of this Agreement will be resolved in accordance with the terms of Article 15.

        5.4    Minutes.    Minutes for each of the SC meetings shall be drafted by the secretary of the meeting and sent to the chairperson for comment promptly after each such meeting (but in no event more than thirty (30) days). All actions noted in the minutes are to be reviewed and approved at subsequent meetings of the SC; provided, that if the Parties cannot agree as to the content of the minutes, such minutes will be finalized to reflect such disagreement.

        5.5    Expenses.    Each Party shall bear all its own costs, including expenses incurred by the members nominated by it in connection with their activities as members of the SC.

Article 6    Regulatory Affairs

        6.1    Title to and Ownership of Regulatory Approvals.    Sepracor or its designee shall be the owner of all Regulatory Approvals for the Product in the Territory. Arrow agrees to have transferred any Regulatory Approvals relating to any Product owned by Arrow or its Affiliates to Sepracor or its designee.

        6.2    Responsibility for Regulatory Approval.    In accordance with the terms and subject to the conditions herein specified, Sepracor shall be solely responsible for obtaining all Regulatory Approvals for the Product in the Territory. All expenses incurred by Sepracor in obtaining any such Regulatory Approvals shall be borne by Sepracor. Sepracor shall use its commercially reasonable efforts to obtain Regulatory Approvals in a timely and expedient manner.

        6.3    Maintaining Regulatory Approval.    Sepracor shall maintain each Regulatory Approval for a Product in the Territory in its own name. All expenses incurred by Sepracor in maintaining such Regulatory Approvals shall be borne by Sepracor.

        6.4    Arrow Cooperation.    Arrow shall use commercially reasonable efforts upon timely request of Sepracor: (i) to assist Sepracor in responding to any queries from a Regulatory Authority, (ii) to provide Sepracor with all necessary documents, data and information which Arrow has in its possession or control that will assist Sepracor in preparing and maintaining the Regulatory Approvals in the Territory, and (iii) to provide, at least [**] before a response is due to any Regulatory Authority, all the necessary documents, data, and information that Arrow has in its possession or control that will assist Sepracor in preparing for such response.

        6.5    Inspections, Inquiries and Complaints.

          (a)   Arrow shall advise Sepracor of any Regulatory Authority visit to, or written or oral inquiry about, any facilities or procedures relating to the Development of a Product promptly, but in no event later than [**] after notice of such visit or inquiry. Arrow shall, within [**] of receipt or submission, furnish to Sepracor any report or correspondence issued by or provided to the Regulatory Authority in connection with such visit or inquiry. Sepracor shall have the right to be present during any such visits (provided that Arrow has sufficient advance notice) and shall be apprised of all correspondence with any Regulatory Authority.

          (b)   Arrow shall advise Sepracor within [**] of becoming aware of any material investigation, complaint, claim or potential claim, whether from a Regulatory Authority or not, about a Product relating to a safety issue.

        6.6    Coordination.    The Parties shall establish procedures to ensure that the Parties exchange on a timely basis all necessary information to enable Sepracor and Arrow to comply with all regulatory obligations relating to a Product on a global basis, including without limitation filing updates, pharmacovigilance filings and investigator notifications.

Article 7    Intellectual Property

        7.1    Ownership of Intellectual Property.    Sepracor shall have and retain sole and exclusive right, title and interest in and to all inventions, discoveries, writings, trade secrets, know-how, methods, practices, procedures, engineering information, designs, devices, improvements, manufacturing information and other technology, whether or not patentable or copyrightable, and any patent applications, patents, or copyrights based thereon ("Inventions") that are made, discovered, conceived, reduced to practice or generated by Sepracor (or its employees or representatives) or jointly by Sepracor and Arrow (or their employees or representatives) that relate directly to a Product or the active ingredients in a Product. Arrow shall have and retain sole an exclusive right, title and interest in and to all Inventions made solely by Arrow (or its employees or representatives) that relate directly to a Product or the active ingredients in the Product. With respect to any Inventions not directly relating to a Product or the active ingredients in a Product, each Party shall own all right, title and interest in and to all such Inventions made, discovered, conceived, reduced to practice or generated solely by such Party (or its employees or representatives), and the Parties shall jointly own the right, title and interest in and to all such Inventions made, discovered, conceived, reduced to practice or generated jointly by the Parties (or their employees or representatives). The Parties agree to cooperate in the filing of patent applications upon such jointly-owned inventions. With respect to Inventions made by Arrow that directly relate to a Product or the active ingredients in a Product, Arrow shall grant Sepracor a fully-paid, perpetual, exclusive license in the Territory to make, use, offer to sell, or sell such Inventions in relation to the Product, except that such license shall not be considered exclusive as and to the extent necessary to enable Arrow to perform any obligations or activities that Arrow is required or permitted to perform under this Agreement in relation to the Product. With respect to Inventions made by Arrow that directly relate to the Product or the active ingredients in the Product, Arrow shall retain the right, title and interest to practice such Inventions other than in relation to the Product.

        7.2    Maintenance of Patents.    Sepracor shall be authorized to, and responsible for, [**], maintaining all Patents covering a Product, whether such Patents are Arrow Patents or Sepracor Patents. Should Sepracor elect not to maintain any Arrow Patent in the Territory, then Sepracor shall provide Arrow with written notice in sufficient time (and in no event less than [**] before any statutory bar date) to permit Arrow to maintain such Patent.

        7.3    Patent Prosecution.    Sepracor, [**], shall have responsibility for filing, prosecution and maintenance of all Patents covering a Product in the Territory. Arrow shall and hereby does give Sepracor the right [**], to prepare, file, prosecute and maintain all such Patents in Arrow's name, and Arrow shall offer reasonable assistance to Sepracor in connection with such preparation, filing, prosecution or maintenance [**]. Arrow shall disclose to Sepracor the complete texts of all Patents filed by Arrow in the Territory that relate to the Product as well as all information received concerning the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification or any official proceeding involving a Patent anywhere in the Territory. Arrow shall cooperate with Sepracor in the prosecution of all Patents covering the Product.

        7.4    Notification of Patent Litigation.    In the event of the institution of any suit by a Third Party against Sepracor or Arrow alleging patent infringement involving the manufacture, use, sale, license or marketing of a Product anywhere in the Territory, the Party sued shall promptly notify the other Party in writing.

        7.5    Patent Infringement.    In the event that Sepracor or Arrow becomes aware of actual or threatened infringement of an Arrow Patent licensed pursuant to this Agreement anywhere in the Territory, that Party shall promptly notify the other Party in writing. However, in no event shall Arrow notify Sepracor later than [**] before any deadline for filing suit which, if missed, would prejudice Sepracor's exclusive rights under this Agreement. Sepracor shall have the sole right, but not the obligation, to investigate and/or bring an infringement action against any Third Party. Sepracor shall have full control over the conduct of such investigations and litigation, including the settlement thereof. [**]. Arrow shall reasonably assist Sepracor and cooperate in any such investigation and litigation at Sepracor's request and [**], unless Arrow has otherwise agreed to participate in the litigation. Should Sepracor choose not to bring an infringement action regarding a particular Arrow Patent, Arrow shall then have the right, exercisable at its sole discretion, to bring such an action. Any such infringement action shall be at [**], and it shall be solely entitled to the entire proceeds, if any, of such litigation.

        7.6    Title to Trademarks and Domains.    The ownership and all goodwill from the use of any Trademark shall vest in and inure to the benefit of Sepracor. The ownership and all goodwill from the use of any domain name incorporating in whole or part a Trademark, a common or foreign misspelling of a Trademark, or a typographical misspelling of a Trademark, shall vest in and inure to the benefit of Sepracor.

Article 8    Consideration

        8.1    Consideration.    As consideration for the transfer of Know-How and the grants of rights and licenses to the Arrow Technology to Sepracor in this Agreement, following execution of this Agreement Sepracor shall make payments to Arrow, which shall become due and payable as set forth below (each an "Execution Payment"):

          (a)    Upon Execution.    Sepracor shall make an initial payment to Arrow in the amount of $500,000 no later than five (5) days after the Effective Date;

          (b)    Further Consideration For Performance From Effective Date to December 15, 2009.    Provided that Arrow is then not in material breach of its obligations in Section 3.1, 4.2 or 6.4, Sepracor shall make a payment to Arrow in the amount of $25,000,000 on or before December 15, 2009, as further consideration for the transfer of Know-How and the grants of rights and licenses to the Arrow Technology and in consideration of Arrow's performance under Sections 3.1, 4.2 and 6.5 of this Agreement; and

          (c)    Further Consideration For Performance From December 15, 2009, to December 15, 2010.    Provided that Arrow is then not in material breach of its obligations under Section 3.1, 4.2 or 6.4, to make reasonable efforts with respect to Arrow Technology, Sepracor shall make a payment to

  Arrow in the amount of $25,000,000 on or before December 15, 2010, as further consideration for the transfer of Know-How and the grants of rights and licenses to the Arrow Technology and in consideration of Arrow's performance under Sections 3.1, 4.2 and 6.4 of this Agreement.

        8.2    Milestone Payments.

        (a)    Product Milestone Payments.    As additional consideration for the grants of rights and licenses under the Arrow Technology to Sepracor in this Agreement and to further incentivize and secure Arrow's efforts to Develop successfully the Product, Sepracor shall pay a one-time milestone payment to Arrow in the amount of $20,000,000 (the "Product Milestone Payment") upon the FDA's issuance of Regulatory Approval for the Product in the United States (the "Product Milestone"). Such payment shall be made within [**] of the achievement or occurrence of such milestone event.

        (b)   The Product Milestone in subsection (a) of this Section 8.2 shall be deemed to have been achieved in the event that, and at such time as Sepracor has abandoned or indefinitely delayed the further Development of the Product, such that such milestone is not reasonably likely to be achieved.

        8.3    Royalty Payments.    As additional consideration, Sepracor shall pay the following Royalty Payments to Arrow in the amounts set forth below (the "Royalty Payment").

          (a)    Product Royalty Payment.    Sepracor will pay Arrow a royalty equal to (i) [**]% of the first $[**] in annual Net Sales of the Product sold by Sepracor and its Affiliates in the Territory during a Contract Year and (ii) [**]% of the annual Net Sales of the Product sold by Sepracor and its Affiliates in the Territory during a Contract Year in excess of $[**] (the "Product Royalty"), to be paid on a quarterly basis within [**] of the end of each Contract Quarter. [**].

          (b)    Royalty Buy-Out Option.    In order to allow Arrow time to decide whether to elect to take certain consideration in the form of a lump sum payment or future royalty payments with respect to the Product, the Parties have agreed to provide Arrow with a one-time royalty buy-out option, as follows, the amount of which the Parties acknowledge is at a significant discount to the royalty payments that Arrow might otherwise receive under Section 8.3(a) above on the global sales of the Product. Provided that Arrow is then not in material breach of its obligations under Sections 3.1, 4.2 or 6.4 prior to October 1, 2009, Arrow may elect to receive a one-time, non-refundable, discounted, fixed royalty payment (the "Fixed Royalty Payment") in lieu of the Royalty Payment set forth in Section 8.3(a) above. Arrow's election to receive a Fixed Royalty Payment in lieu of the Royalty Payment must be exercised by Arrow providing written notice, by facsimile, of such election or elections that is received by Sepracor during the period commencing on October 1, 2009 and ending at 11:59 p.m. (Boston, Massachusetts local time) on December 31, 2009. In the event that Arrow timely elects to receive the Fixed Royalty Payment in lieu of the Royalty Payment, Sepracor shall pay to Arrow within 30 Business Days of Sepracor's receipt of such election the amount of $23,500,000. Arrow's timely election to receive a Fixed Royalty Payment with respect to a Product in lieu of a Royalty Payment shall be irrevocable by Arrow, and Sepracor shall not have any obligation to make the Royalty Payments to Arrow with respect to such Product after Sepracor receives such election and pays the amount of the Fixed Royalty Payment with respect to such Product.

        8.4    Payments.    Sepracor shall pay all amounts due under this Agreement by bank wire transfer in immediately available funds to such bank as Arrow may direct from time to time. Any amount owing to Arrow under this Agreement that is not paid within [**] of Sepracor's receipt of notice that such amount is overdue shall bear interest at the [**] as published by Citibank, NA that is applicable to the date on which the payment was first due.

Article 9    Reports and Audit Rights.

        9.1    Quarterly Reports.    Within [**] following the end of each Contract Quarter for which Sepracor shall owe a Royalty Payment, Sepracor shall render a written report to Arrow setting forth the following information and calculations for such Contract Quarter, segregated by Sepracor, each Affiliate and each sublicensee: (a) each component making up Net Sales for the Contract Quarter and the calculation of Net Sales; (b) the actual number of units of Product sold (net of returns) for the Contract Quarter; and (c) the calculation of royalties payable to Arrow pursuant to Section 8.3.

        9.2    Records.    Sepracor (or its designee) shall record all sales of the Product anywhere in the Territory and shall keep full and true books of account and other records in accordance with the requirements of GAAP so that details of sales for the Product, the calculation of Net Sales and Sepracor's payment obligations in respect thereof may be properly ascertained.

        9.3    Audit Right of Each Party.    Each of Sepracor and Arrow shall keep complete and accurate records of their respective reimbursable expenses, Net Sales and other financial measures resulting in a payment to the other Party under this Agreement. Each Party shall have the right, at such Party's expense, through a certified public accountant or like person reasonably acceptable to the other Party, upon execution of a reasonable confidentiality agreement, to examine such records during regular business hours upon reasonable notice during the life of this Agreement and for 1 calendar year after its termination; provided, however, that (i) such examination shall not take place more often than once a Contract Year and shall not cover such records for more than the preceding Contract Year, and (ii) such accountant shall report to such Party only as to the accuracy of the reports or payments provided or made by the other Party under this Agreement. Any adjustments required as a result of overpayments or underpayments identified through a Party's exercise of audit rights, and any other adjustments that may be required from time to time in order to correct overpayments or underpayments under this Agreement, shall be made by subtracting or adding, as appropriate, amounts from or to the next payment required to be made to the other Party under this Agreement, or in the event that no further payments are required to the other Party under this Agreement, within ten (10) days following such identification of overpayments or underpayments. The Party requesting the audit shall bear the full cost of the audit unless such audit correctly discloses that the discrepancy for the Contract Year differs by more than [**] percent ([**]%) from the amount the accountant determines is correct, in such case the owing Party shall pay the reasonable fees and expenses charged by the accountant. In the event that a Party disputes an invoice or other payment obligation under this Agreement, such Party shall timely pay the undisputed amount of the invoice or other payment obligation, and the Parties shall resolve such dispute in accordance with Article 15.

Article 10    Manufacturing and Supply

        10.1    Manufacturing Rights.    Arrow shall have the exclusive right but not the obligation to manufacture or arrange for the manufacture of the Product for purchase by Sepracor at [**]. In the event that Arrow elects not to manufacture or arrange for the manufacture of the Product for purchase by Sepracor, then Sepracor shall have the right to manufacture or arrange for the manufacture of the Product.

Article 11    Representations, Warranties, Covenants and Indemnification

        11.1    Representations of Arrow.    Arrow represents and warrants that (i) it owns the entire right, title and interest in the Arrow Patents and Arrow Know-How licensed by Sepracor under this Agreement, or otherwise has the right to grant the license rights under this Agreement, (ii) it has the right to enter into this Agreement, (iii) that there is nothing in any Third Party agreement Arrow has entered into that in any way limits Arrow's ability to perform all of its obligations under this Agreement, (iv) it will not encumber, with liens, mortgages, security interests or otherwise, the Arrow

Patents or Arrow Know-How, (v) it has disclosed to Sepracor the complete texts of all Patents as of the Effective Date as well as all information received by Arrow as of the Effective Date concerning the institution or possible institution of any interference, opposition, reexamination, reissue, revocation, nullification or any official proceeding involving an Arrow Patent anywhere in the Territory, (vi) it has received no notice of infringement or misappropriation of any alleged rights asserted by any Third Party in relation to any technology used in connection with the manufacture, use or sale of a Product, and it is not aware of any patent, know-how, trade secret, or other right of any Third Party which could reasonably be expected to materially adversely affect its ability to carry out its responsibilities under this Agreement or the manufacture, use or sale of a Product or the rights granted to Sepracor under this Agreement, (vii) it shall be in compliance with all laws and regulations applicable to the subject matter of this Agreement, including, without limitation, the Federal Food, Drug and Cosmetic Act of the United States, (viii) to the best of its knowledge, the Arrow Patents are valid and enforceable; (ix) it has disclosed to Sepracor all litigations, oppositions, interferences or other proceedings involving Arrow Patents and copies of all motions and pleadings filed in same, (xi) it has disclosed to Sepracor all litigations, oppositions, interferences, or other proceedings involving Arrow and a patent or patent application having one or more claims directed to any compound or formulation comprising ipratropium; and (xi) to the best of its knowledge, there are no patents or patent applications that, if issued with claims as currently pending, would be infringed by the making, selling, or using of a Product.

        11.2    Representations of Sepracor.    Sepracor represents and warrants that (i) it has the right to enter into this Agreement, (ii) there is nothing in any Third Party agreement Sepracor has entered into that in any way will limit Sepracor's ability to perform all of the obligations undertaken by Sepracor under this Agreement, and (iii) Sepracor shall be in compliance with all laws and regulations applicable to the subject matter of this Agreement, including, without limitation, the Federal Food, Drug and Cosmetic Act of the United States.

        11.3    Indemnification by Arrow.    Arrow shall defend, indemnify and hold harmless Sepracor and its Affiliates and their officers, directors, shareholders, employees, agents, representatives, successors and assigns from and against all claims, complaints, or lawsuits for damages (collectively referred to as "Claims") arising out of (i) any negligent act or omission, or willful wrongdoing by Arrow in the performance of this Agreement, (ii) the failure by Arrow to comply with any FDA or other governmental requirement, or (iii) any breach of any representation or warranty of Arrow, except to the extent caused by the negligent act or omission or willful wrongdoing of Sepracor.

        11.4    Indemnification by Sepracor.    Sepracor shall defend, indemnify and hold harmless Arrow and its Affiliates and their officers, directors, shareholders, employees, agents, representatives, successors and assigns from and against all Claims arising out of (i) any negligent act or omission, or willful wrongdoing by Sepracor in the performance of this Agreement, (ii) the failure by Sepracor to comply with any FDA or other governmental requirement, or (iii) any breach of any representation or warranty of Sepracor, except to the extent caused by the negligent act or omission or willful wrongdoing of Arrow.

Article 12    Confidentiality, Publications

        12.1    Confidential Information.    For the purposes of this Agreement, the term "Confidential Information" shall mean any and all information of a Party hereto that may be exchanged between the Parties at any time and from time to time before and during the Term in relation to the subject matter covered by this Agreement. Confidential Information as defined herein shall, without limitation, be deemed to include all notes, analyses, compilations, studies, interpretations or other documents, whether in tangible form or on electronic or other data storage media, prepared by the receiving Party and its Representatives as defined hereinafter, which contain, reflect or are based on, in whole or in part, Confidential Information furnished to the receiving Party or its Representatives by the disclosing

Party or its Representatives hereunder. Results pertaining to the Development of compound or Product shall be deemed to constitute Confidential Information disclosed by Arrow.

        12.2    Duties of Confidentiality and Non-Use.    During the Term, and for a period of [**] thereafter, each Party hereto will maintain in confidence all Confidential Information disclosed to it as a "receiving" Party by the other Party as a "disclosing" Party. The receiving Party shall not use, disclose or grant use of such other Party's Confidential Information except as permitted under this Agreement. To the extent that disclosure is authorized by this Agreement, the receiving Party shall obtain prior written agreement from its employees, agents, consultants, Affiliates, subcontractors and sublicensees (collectively, the "Representatives") to whom disclosure is to be made to hold in confidence and not make use of such information for any purpose other than those permitted by this Agreement, unless such Representatives are already bound by law or contract to obligations of confidentiality and non-use no less stringent than those assumed by the receiving Party hereunder. Each receiving Party shall use at least the same standard of care as it uses to protect its own Confidential Information to ensure that such Representatives do not disclose or make any unauthorized use of such Confidential Information of the disclosing Party. Each receiving Party shall promptly notify the other disclosing Party upon discovery of any unauthorized use or disclosure of Confidential Information by the receiving Party or any of its Representatives. Confidential Information shall not include any information which:

          (a)   was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party; or

          (b)   becomes generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement.

        12.3    Compulsory Disclosure.    If a receiving Party or any of a receiving Party's Representatives are requested or become legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand, or similar process) or is required by a regulatory body to make any disclosure that is prohibited or otherwise constrained pursuant to this Article 12, the receiving Party will, and will cause such of its Representatives to, as the case may be, provide the disclosing Party with prompt written notice of such request so that the disclosing Party may seek an appropriate protective order or other appropriate remedy. Subject to the foregoing, the receiving Party may, and may cause such Representatives to, furnish that portion (and only that portion) of the Confidential Information that, in the written opinion of its counsel reasonably acceptable to the disclosing Party, the receiving Party is legally compelled or is otherwise required to disclose or else stand liable for contempt or suffer other material censure or material penalty; provided, however, that the receiving Party must, and must cause its Representatives to, use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so disclosed.

        12.4    Terms Confidential.    The Parties agree that the terms of this Agreement shall be considered the Confidential Information of both Parties and shall not be disclosed by either Party, except (i) as required by applicable law or (ii) to a Third Party with whom Arrow or Sepracor, as applicable, has entered into or proposes to enter into a business relationship related to the subject matter hereof or (iii) to a Third Party with whom Arrow or Sepracor is in due diligence relating to a merger or an acquisition or a financing, and provided that such Third Parties are subject to appropriate confidentiality agreements providing for obligations of confidentiality and non-use at least as stringent as those pursuant to this Article 12.

        12.5    Permitted Disclosure.    Each Party and its Representatives may disclose Confidential Information to the extent such disclosure is reasonably necessary for the purpose of the implementation of this Agreement, including without limitation, for purposes of the filing or prosecuting of patent applications, prosecuting or defending litigation, or complying with any applicable statute or governmental regulation.

        12.6    Public Announcements.    Neither Party shall originate any publicity, news release or public announcements relating to this Agreement (including, without limitation, its existence, its subject matter, the Parties' performance, any amendment hereto or performances hereunder), whether to the public or press, stockholders or otherwise, without the prior written consent of the other Party, save only such announcements that are required by law or the rules of any relevant stock exchange to be made or that are otherwise agreed to by the Parties. If a Party decides to make an announcement, whether required by law or otherwise, it shall give the other Party reasonable notice of the text of the announcement so that the other Party shall have an opportunity to comment upon the announcement. To the extent that the receiving Party reasonably requests the deletion of any information in any such announcement, the disclosing Party shall delete such information unless, in the opinion of the disclosing Party's legal counsel, such information is required by law or the rules of any relevant stock exchange to be disclosed. The timing and content of the initial press release relating to this Agreement, including its existence, the subject matter to which it relates and the transactions contemplated herein will, except as otherwise required by law or any stock exchange rules, be determined jointly by the Parties.

        12.7    Publications.    Sepracor may use Confidential Information to the extent such disclosure is reasonably necessary for the purpose of preparing all written abstracts, articles, letters, reviews and the like intended for publication in scientific, medical, pharmaceutical industry and healthcare-related journals, periodicals, books, websites and the like or presentations at symposia or the like ("Publications"). Arrow shall not prepare any such Publications relating to a Product without the prior written consent of Sepracor.

Article 13    Competition

        13.1    Non-Compete Obligations.    During the Term, neither Arrow nor its Affiliates shall, either alone or in collaboration with a Third Party, engage in any activity directed to the Development or Commercialization of Competing Products in the Territory. For the purposes of this Section 13.1, the term "Competing Products" means [**], and provided that following a Change of Control of Arrow, "Competing Products" shall mean [**].

        13.2    [**] Exempt From Non-Compete Obligations.    Nothing in this section or this Agreement shall be construed to in any way restrict or encumber Arrow's ability to Develop and Commercialize a [**].

Article 14    Term and Termination

        14.1    Term.    This Agreement shall become effective on the Effective Date and shall continue until the later of, on a Product by Product basis, (i) the last to expire of any Patent with a claim covering a Product or (ii) 12 years after the First Commercial Sale in the Territory on a country by country basis (the "Term").

        14.2    Early Termination.    Each Party shall have the right to terminate this Agreement in its entirety before the end of the Term:

          (a)   by mutual written agreement of the Parties;

          (b)   upon the bankruptcy or insolvency, or the filing of an action to commence insolvency proceedings against the other Party, or the making or seeking to make or arrange an assignment for the benefit of creditors of the other Party, or the initiation of proceedings in voluntary or involuntary bankruptcy, or the appointment of a receiver or trustee of such Party's property that is not discharged within ninety (90) days.

          (c)   upon written notice by either Party if the other Party is in material and continuing breach of this Agreement and has not cured such breach within [**] after receiving written notice ([**] with respect to breach of any payment obligation) from the terminating Party requesting cure of the breach and informing the breaching Party that the terminating Party intends to terminate this Agreement; provided, however, in the event of a good faith dispute with respect to the existence of a material breach, the cure period shall be tolled (except with respect to breach of a payment obligation) until such time as the dispute is resolved pursuant to Article 15; and provided further that the terminating Party has given the defaulting Party the following opportunities to remedy any breach:

            (i)    the written notice of breach referenced above shall detail the specific obligation under this Agreement which is alleged to have been breached; the manner of such alleged breach; and the steps that may be taken in order to remedy such breach; and

            (ii)   the terminating Party has provided the defaulting Party with a reasonable amount of time (but not less than [**]) in which (x) to complete any steps which might be taken to remedy the breach, as stated in the notification of breach, or (y) if completion of those steps is not possible within a [**] period, to commence those steps required as stated in the notification of breach, on the condition that the defaulting Party continues to perform those steps with due diligence and the breach is capable of being cured.

        14.3    Effect of Termination.

        (a)    Accrued Obligations.    The termination of this Agreement, in whole or part, for any reason shall not release either Party from any liability which, at the time of such termination, has already accrued to such Party or which is attributable to a period prior to such termination, nor will any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement.

        (b)    Rights Become Non-Exclusive.    Notwithstanding any other provision of this Agreement, following the effective date of termination of this Agreement for any reason, provided however that Sepracor has paid all amounts due under this Agreement, Sepracor's, its Affiliates' and its sublicensees' rights and licenses with respect to the Arrow Technology incorporated into the Product in the Territory shall not terminate but shall continue on a non-exclusive basis, and, without limiting the foregoing, Sepracor shall have the right to engage one or more other distributors and/or licensees of the Product in all or part of the Territory.

        14.4    Continuing Payment Obligations.    Any Product sold by Sepracor, its Affiliates or sublicensees, in the Territory after the date of termination of this Agreement shall be subject to the payment of any continuing Royalty Payment obligations under Section 8.3 above. Further, any abandonment or indefinite delay of the Development of the Product by Sepracor prior to [**], shall not impair Arrow's right to elect to receive [**].

        14.5    Survival.    Upon the termination of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate, except those described in the following Articles and Sections: Article 9, Article 12, Article 15, Article 16, and Article 17 and Sections 3.2, 3.4, 6.1, 7.1, 7.6, 11.3, 11.4, 13.1, 14.3, 14.4, and 14.5. Termination shall not affect any rights to receive payments that have accrued under Article 8 at the time of termination.

Article 15    Governing Law; Dispute Resolution

        15.1    Dispute Resolution Process.    The Parties recognize that disputes as to certain matters may from time to time arise during the Term of this Agreement that relate to a Party's rights and/or obligations hereunder. If the Parties cannot resolve any such dispute within [**] days after written notice of a dispute from one Party to another, any Party may, by written notice to the other Party, have such dispute referred to their senior executives. The senior executives shall negotiate in good faith to resolve the dispute within [**]. During such period of negotiations, any applicable time periods under this Agreement shall be tolled. If the senior executives are unable to resolve the dispute within such time period, either Party may pursue any remedy available to such Party at law or in equity, subject to the terms and conditions of this Agreement and the other agreements expressly contemplated hereunder.

        15.2    Arbitration.    Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, shall be determined by Arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The place of arbitration shall be New York, New York, USA. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York. The Parties acknowledge that this agreement evidences a transaction involving interstate commerce. The United States Arbitration Act (Title 9, U.S. Code, as amended) shall govern the interpretation, enforcement, and proceedings pursuant to the arbitration clause in this Agreement. Within 15 days after the commencement of arbitration, each Party shall select one person to act as arbitrator and the two selected shall select a third arbitrator within 10 days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the American Arbitration Association. Except as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration arising hereunder without the prior written consent of both Parties. The language of the arbitration shall be English. Each Party shall bear its own costs and expenses and an equal share of the arbitrators' and administrative fees of arbitration. The arbitrators will have no authority to award punitive, consequential or other damages not measured by the prevailing Party's actual damages, except as may be required by statute.

Article 16    Force Majeure

        16.1    Force Majeure Affecting Either Party.    Notwithstanding any other provision of this Agreement, Arrow and Sepracor shall each be excused for any delay or default in performing any of their respective obligations hereunder if such delay or default is caused by conditions beyond its reasonable control including, but not limited to, acts of God, government restrictions (including import and export restrictions), wars, insurrections, terrorism, labor disturbances, shortages of equipment, fuel or labor, destruction of facilities or materials by fire, earthquake, storm or other casualty, any law, rule, order, decision, decree, judgment or injunction of any court, governmental officer or regulatory body, epidemic, or failure of public utilities or common carrier. When such circumstances arise, the Parties shall discuss what, if any modification of the terms of this Agreement may be required in order to arrive at an equitable solution. The Party affected by a force majeure event shall notify the other Party without undue delay in writing of any such force majeure event and the underlying reasons for the delay or default. The Parties shall then reasonably cooperate in good faith so as to seek a resolution of the delay or failure to perform and to reasonably remove the force majeure event, the costs and expenses of so removing any such force majeure event to be borne by the Party so affected unless otherwise agreed in writing, and such Party shall use all reasonable diligence to avoid, remove or mitigate any such causes of non-performance. The Party whose performance is affected by a force majeure event shall continue performance with reasonable dispatch wherever such causes have been removed.

Article 17    Miscellaneous

        17.1    Entire Agreement.    This Agreement constitutes the entire understanding of the Parties with respect to the subject matter hereof and supersedes and replaces all prior understandings between the Parties hereto including, without limitation, the Confidentiality Agreement.

        17.2    Prevailing Agreement.    In the event of any conflict between the provisions of this Agreement and a schedule attached hereto, the provisions of this Agreement shall prevail, unless the relevant clause of the relevant schedule expressly provides that it shall prevail, thereby referencing the clause of this Agreement over which the applicable schedule is intended to prevail.

        17.3    Amendments.    Modifications and amendments to this Agreement shall be effective only if made in writing and signed by both Parties. Evidence for the contents of this Agreement may only be produced in the form of written documents duly executed by each of the Parties hereto.

        17.4    Cooperation.    Subject to confidentiality restrictions that may be reasonably requested, the Parties shall use their respective commercially reasonable efforts to:

          (a)   Make all required filings with all governmental authorities and obtain all necessary approvals in connection with this Agreement to the extent required under applicable laws. Subject to confidentiality restrictions that may be reasonably requested and to the extent permissible by law, Sepracor and Arrow shall make every effort to coordinate and exchange all filings and documents submitted to all government authorities regarding this Agreement;

          (b)   Cooperate with each other in any review, investigation, inquiry or proceeding regarding the Agreement by any government authority. Subject to such confidentiality restrictions as may be reasonably requested and to the extent permissible by law, Sepracor and Arrow will render reasonable assistance as the other may request in connection with this Agreement and coordinate and cooperate with one another in exchanging information, permitting reasonable access to Sepracor's and Arrow's documents, officials, and data in connection with any such review, investigation, inquiry or proceeding by any governmental authority;

          (c)   Promptly inform each other of any material communication made to, or received by such party from any governmental authority regarding this Agreement;

          (d)   Defend, contest and resist any administrative, judicial or legislative action or proceeding that is instituted (or threatened to be instituted) challenging the transactions contemplated by this Agreement as violative of any applicable law, and have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that challenges this Agreement, including, without limitation, by pursuing all reasonable avenues of administrative and judicial appeal;

          (e)   Without limiting any other provision of this Agreement, take all actions and do all things reasonably necessary or proper (at its own cost and expense), including under applicable law to make effective and further the intent and purposes of the transactions contemplated by this Agreement, including executing any further instruments reasonably requested by the other Party, and to resist and to contest any proposals or efforts to materially alter the terms of the Agreement so as to permit the Parties to fulfill their obligations under and to obtain the full benefits contemplated by the Agreement.

        17.5    Notices.    Unless otherwise provided for in this Agreement, any notice or request required or permitted to be given under or in connection with this Agreement or the subject matter hereof, shall be given in the English language in writing by prepaid registered or first-class airmail, by reputable same-day or overnight courier, or facsimile to the recipient at its address as set forth hereunder or to such other address or addressee as may have therefor been furnished in writing by the recipient to the sending Party in accordance with this clause provided, however, that any notice of termination shall be given reputable same-day or overnight courier. Any such aforementioned notice or request shall be deemed to be effective upon receipt by the Party to which it is addressed. Any notice to be sent by a Party pursuant to this Agreement shall be addressed:

        in the case of a written notice to Arrow addressed to it at:

    Arrow International Limited
    57 St. Christopher Street
    Valletta, VLT 08, Malta

    Attn: Francis Mifsud
    Facsimile: +356-21653046

    With a copy to:

    Arrow International Limited
    57 St. Christopher Street
    Valletta, VLT 08, Malta

    Attn: Anna Power
    Facsimile: +353-18473897

    and with a copy to (which shall not constitute notice):

    Foley & Lardner LLP
    3000 K Street, NW
    Washington, DC 20007

    Attn: Steven Maddox
    Facsimile: (202) 672-5399

        in the case of a written notice to Sepracor addressed to it at:

    Sepracor Inc.
    84 Waterford Drive
    Marlborough, MA 01752

    Attention: Adrian Adams, President & CEO
    Facsimile Number: (508) 357-7511

    with a copy to:

    Sepracor Inc.
    84 Waterford Drive
    Marlborough, MA 01752

    Attention: Andrew I. Koven, Executive Vice President, General Counsel & Corporate Secretary
    Facsimile Number: (508) 357-7511

    and with a copy to (which shall not constitute notice):

    Holland & Knight LLP
    701 Brickell Avenue
    Suite 3000
    Miami, FL 33131

    Attention: Rodney H. Bell, Esq.
    Facsimile Number: (305) 789-7799

Any change of these addresses shall be promptly communicated in writing to the other Party.

        17.6    Waiver and Estoppel.    Failure of either Party to insist upon a strict and punctual performance of any of the provisions hereof shall not constitute a waiver nor an estoppel against asserting the right to require such performance, nor shall a waiver or estoppel in one instance constitute a waiver or estoppel with respect to a later breach, whether of similar nature or otherwise. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Party entitled to enforce such term, but any such waiver shall be effective only if in writing signed by the Party against whom such waiver is to be asserted.

        17.7    Severability.    To the extent any provision or term set forth herein is or becomes unenforceable by operation of law, such unenforceability shall not affect the remaining provisions of this Agreement. The Parties agree to renegotiate in good faith any provision or term held to be unenforceable and to be bound by the mutually agreed substitute provision.

        17.8    No Agency.    Nothing herein contained shall be deemed to create an agency, joint venture, amalgamation, partnership or similar relationship between Arrow and Sepracor, and this Agreement shall not be deemed a partnership agreement. Notwithstanding any of the provisions of this Agreement, neither Party shall at any time enter into, incur, or hold itself out to Third Parties as having authority to enter into or incur, on behalf of the other Party, any commitment, expense, or liability whatsoever, and all contracts, expenses and liabilities undertaken or incurred by one Party in connection with or relating to the development, manufacture, promotion or sale of Product shall be undertaken, incurred or paid exclusively by that Party, and not as an agent or representative of the other Party.

        17.9    Assignment.    The terms and provisions of this Agreement shall inure to the benefit of, and be binding upon, Arrow, Sepracor and their respective successors and permitted assigns. Neither Party shall assign or otherwise transfer this Agreement or its rights and obligations thereunder without the prior written consent of the other Party, provided that no such consent shall be required in connection with (i) an assignment or transfer to an Affiliate of such Party so long as the assigning or transferring Party remains fully responsible for the performance of its Affiliate, or (ii) an assignment or transfer upon a Change of Control of the assigning Party.

        17.10    Headings; Singular and Plural.    The heading references herein are for convenience purposes only, do not constitute a part of this Agreement and shall be deemed not to limit or affect any of the provisions hereof and their interpretation. The singular and plural numbers can be substituted for each other when the context requires such substitution.

        17.11    Counterparts.    This Agreement may be executed in duplicate, both of which shall be deemed to be originals, and both of which shall constitute one and the same Agreement. This Agreement may be executed and delivered by telecopier or other electronic means (including PDF format) with the same force and effect as if the same were a fully executed and delivered manual counterpart.

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written by their duly authorized representatives.

ARROW INTERNATIONAL LIMITED		SEPRACOR INC.
Name:	Anna Power	Name:	Adrian Adams
Title:	Chief Operating Officer	Title:	President & CEO
Signature:	/s/ Anna Power	Signature:	/s/ Adrian Adams
Name:	Howard Simson	Name:
Title:	Director	Title:
Signature:	/s/ Howard Simson	Signature:

Date:		Date:

Schedule 1.4
(Patents)

        [**]

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  Exhibit 10.2